Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-100656 of Dick’s Sporting Goods, Inc. and subsidiaries on Form S-8 of our report dated March 6, 2003, appearing in the Annual Report on Form 10-K of Dick’s Sporting Goods, Inc. and subsidiaries for the year ended February 1, 2003.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
August 27, 2003